Exhibit 99.1

Coastal Banking Company, Inc.

August 8, 2005

Dear Shareholder:

        As you know, the boards of directors of Coastal Banking Company, Inc. and First Capital Bank Holding Corporation have agreed to a merger of equals that will result in First Capital merging into Coastal. At our annual shareholders’ meeting scheduled for 10:00 a.m. on August 22, 2005 at The Oyster Cove Clubhouse, 914 Oyster Cove Drive, Beaufort, South Carolina 29902, you will be asked to approve the merger agreement and elect members to the board of directors. By now, you should have received proxy materials describing the merger and the other business to be conducted at the annual meeting. If you have already voted on the merger, we appreciate you taking the time to consider this important step in the company’s growth. If you have not voted, we have enclosed for your convenience a new proxy card. Please use this opportunity to take part in the affairs of your company by voting either by mail, telephone, or the internet in accordance with the enclosed instructions. Your vote is important because the failure to vote on the merger will have the same effect as a vote against the merger.

        We expect the proposed merger will bring together two complementary institutions to create a company positioned for further growth. Furthermore, we believe the combined company will achieve stronger earnings growth and create more shareholder value than either could separately achieve. Our combined company will provide additional commercial and retail banking services and products through our two banks, which will have a coastal presence in South Carolina and Florida.

        If you have any questions regarding the annual meeting, please contact me by phone at (843) 522-1228. Once again, thank you for your consideration of this matter and I look forward to seeing you at the annual meeting.

Sincerely, By: /s/ Randy C. Kohn Randy C. Kohn President and Chief Executive Officer

Coastal and First Capital have filed relevant documents concerning the transaction with the SEC, including a registration statement on Form S-4, which includes a joint proxy statement/prospectus. Shareholders are able to obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about Coastal and First Capital, at the SEC’s internet site (http://www.sec.gov). Copies of the joint proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the joint proxy statement/prospectus can also be obtained, without charge, by directing a request to Coastal Banking Company, Inc., 36 Sea Island Parkway, Beaufort, South Carolina 29901, Attention: Randolph C. Kohn.

SHAREHOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS, AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC REGARDING THE PROPOSED TRANSACTION BECAUSE THEY CONTAIN IMPORTANT INFORMATION.